CONFIDENTIAL
                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 2nd day of September 2003, by and between ABSS, Corp. and its affiliates, an OTC-Bulletin Board Company (the "Company") and Ed Wong (the "Consultant").

WHEREAS, the Consultant is in the business of providing intermediary services for strategic planning, management consulting and advisory services and

WHEREAS, the Company deems it to be in its best interest to retain the Consultant to provide intermediary services for strategic planning, management consulting and advisory services to and for it and the Consultant desires to so provide such services.

WHEREAS, the Company does not have an adequate amount of cash to pay the consultant and instead has offered to pay the Consultant in stock of the Company.

WHEREAS, the Consultant has agreed to accept the stock and the Company's board of directors after reviewing the Company's financial conditions, market for the Company's stock and the prospective business plan has set a price of .02 per share, which the consultant has agreed to accept.

NOW, WHEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: -

1. For a period of 12 months, beginning on September 2, 2003 (the "Consulting Period"), the Consultant shall serve as an independent consultant and advisor to the Company on matters relating to the strategic planning of the Company and its subsidiaries; the identification and assistance with the location of potential business partners; the identification and negotiation of agreements with prospective joint venture and strategic alliance partners; the preparation and implementation of new business plans.

2. During the Consulting period, the Company shall be entitled to the Consultant's services for reasonable times when and to the extent reasonably requested by, and subject to the reasonable direction of, the Company's Chairman, Chief Executive Officer and the Board of Directors. It is understood that the Consultant's services are not exclusive to the Company and the Consultant shall be free to perform services for other persons or entities. However, the Consultant will notify the Company of its performance of consulting services for any other person or entity that could conflict with its obligations under this Agreement. Upon receiving such notice, the Company may terminate this Agreement or consent to the Consultant's outside consulting activities; failure to terminate this Agreement, within seven (7) days of receipt of written notice of conflict, shall constitute the Client's ongoing consent to the Consultant's outside consulting services.

3. The Consultant's services shall be rendered from his office or home, or, at the Company's request, from the Company's executive offices. Reasonable travel and living and other expenses necessarily incurred by the Consultant to render services at locations other than his office or home or from the Company's offices, shall be reimbursed by the Company promptly upon receipt of proper invoices and statements with regard to the nature and amount of those expenses.

4. The Consultant shall have no authority to bind the Company by or obtain any obligation, agreement, promise, or representation without first obtaining the written approval of the Chief Executive Officer of the Company. The Consultant shall not incur any liability on behalf of the Company or in any way represent or bind the Company in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or representative of the other. The Company shall indemnify and hold the Consultant harmless from and against any liability resulting from the performance of the consulting services hereunder.

5. In consideration of Consultant's entering into this Agreement, The Company has agreed to issue to Consultant on or before 10th of November, 2003: A. A lump sum of 500,000 restricted shares of the Company's common stock (the "Shares");
B. Five year warrants (the "Warrants") of purchasing 1,000,000 shares of the Company's common stock (the "Warrant Shares"), with an exercise price equal to $0.025. The Warrants shall be exercisable and registered for sales immediately after the date of issuance, and shall expire 5 years after the date of issuance, unless otherwise extended by the Company. The Warrants shall include customary cashless exercise provision and will be non-redeemable and provide for automatic exercise upon expiration. The Warrants shall be transferable, subject only to the securities laws, by the holders thereof. There will be no voting rights for warrants until exercised.

6. The Company agrees to file an S-8 Registration Statement on or before November 10th, 2003 to register the Shares and the Warrants Shares for sales, at the Company's sole expense. If the S-8 filing is not effective, the Company will, within 7 days, file an appropriate registration statement in lieu thereof, at the Company's expense. The Company will provide any legal opinions required to effectuate the registration of the Shares and the Warrant Shares. The Company agrees to deliver the Shares free via DTC to a brokerage account established in the name of the Consultant or deliver to the Consultant a certificate for the proper number of Shares without a restrictive legend, as requested by the Consultant. In addition, if the S-8 filing is deemed non-effective for any reasons, the Company shall pay to Consultant $3,125 per month, with each such payment due on the first day of each month throughout the term of this Agreement. Any such payments received by the Consultant will reduce pro rata the number of Shares due to the Consultant at such time as the S-8 filing or any subsequent fillings shall be approved.

7. The Consultant understands and agrees that he is an independent contractor rather than an employee or agent of the Company. Nothing contained herein shall be considered to create the relationship of employer-employee between the parties to this Agreement. The Consultant shall be responsible for withholding; paying and reporting any and all required federal, state or local income, employment and other taxes and charges. The Consultant understands and agrees that the Company will make no deduction from payments to the Consultant for federal or state tax withholdings, social security, unemployment, worker's compensation or disability insurance.

8. It is acknowledged and agreed by the Company that the Consultant is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Company that the Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by the Consultant hereunder. Rather, the Consultant shall use its best efforts to conduct its services and affairs in a professional manner and in accordance with good industry.

9. The Consultant agrees that he will not, without the Company's prior consent, disclose to anyone, any trade secrets of the Company or any confidential, non-public information relating to the Company's business, operations or prospects.

10. It is understood and agreed that the services of the Consultant are unique and confidential in nature and neither the Consultant nor the Company shall delegate or assign all or any portion of his or its required performance to any other individual, firm or entity, without the other's written consent.

11. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, permitted assigns and legal representatives of the parties. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations, discussions and other agreements with respect to the subject matter hereof.

12. This Agreement shall be governed by and interpreted in accordance with the laws of Nevada. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents. The undersigned signatory signing for the Company has full authority to execute this Agreement on behalf of the Company and thus to legally bind the Company to all of the terms hereof.

IN WITNESS WHEROF

CONSULTANT: COMPANY:
Ed Wong                                   ABSS, Corp.


By: /s/ Ed Wong                           By: /s/ Alan Lew
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Name:   Ed Wong                           Title:   Director